Exhibit 99.1

Dana to Repurchase All Series A Preferred Shares,

Launches $600 Million Senior Notes Offering

MAUMEE, Ohio, July 30, 2013 – Dana Holding Corporation (NYSE: DAN) today announced a definitive agreement with Centerbridge Capital Partners, L.P. to repurchase all 2,500,000 shares of Series A preferred stock outstanding for $22.50 per underlying common share, representing an aggregate price of approximately $472 million. The transaction is contingent on the successful closing of a senior notes offering.

This transaction will allow Dana to deliver value to all of its shareholders by simplifying its capital structure and reducing the number of fully diluted shares outstanding by approximately 10 percent. At the completion of this transaction, Dana will have repurchased approximately $575 million in common and preferred shares, including more than $103 million of common shares already repurchased since last October. Authorization remains for the additional repurchase of approximately $425 million of common shares.

Upon completion of the transaction, the Series A preferred shares owned by Centerbridge will be retired. In conjunction with this transaction, Centerbridge-affiliated directors Mark T. Gallogly and Brandt F. McKee and Series A nominee Richard F. Wallman will relinquish their seats on Dana’s board of directors. Dana will examine the composition of the board and will begin a search to fill the vacancies. Joseph C. Muscari, non-executive chairman of the Dana board and a former chief financial officer of Alcoa Inc., will replace Mr. Wallman as chairman of the Audit Committee of the board.

“On behalf of the Dana board, I’d like to personally thank Centerbridge and our departing directors for their unwavering and strong support as we have built our leadership team, developed our strategy, and positioned Dana for future success,” Mr. Muscari said.

Mr. Gallogly, Managing Principal of Centerbridge, commented, “Dana has a strong management team and is well positioned for sustainable, profitable growth. We are delighted with the transformation that has taken place at Dana during our investment period and believe the company and its team will have continued success.”

Dana Launches $600 Million Senior Notes Offering

Dana also announced that it is commencing, subject to market conditions, a registered offering of $600 million aggregate principal amount of senior unsecured notes due 2021 and 2023. The company intends to use the proceeds from the offering to repurchase all of its Series A preferred shares, to fund the company’s previously authorized share repurchase program, and for other general corporate purposes.

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Rothschild Inc. is acting as financial adviser to Dana with respect to capital structure alternatives and its senior notes offering.

Citigroup Global Markets Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Barclays Capital Inc.; Deutsche Bank Securities Inc.; J.P. Morgan Securities LLC; UBS Securities LLC; and Wells Fargo Securities, LLC are acting as joint-bookrunning managers in the offering.

The offering is being made pursuant to the company’s automatic shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on January 24, 2011, and pursuant to a preliminary prospectus supplement, which will also be filed with the SEC.

A prospectus and prospectus supplement concerning the offering may be obtained from:

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Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, by calling 1-800-831-9146, or by emailing batprospectusdept@citigroup.com;

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Merrill Lynch, Pierce, Fenner & Smith Incorporated, at 4 World Financial Center, New York, NY 10080, Attention: Syndicate Operations, by calling 1-800-294-1322, or by emailing dg.prospectus_requests@baml.com;

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BarclaysCapital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, by calling 1-888-603-5847, or by emailing barclaysprospectus@broadridge.com;

•	DeutscheBankSecurities Inc., c/o ADP Prospectus Services, 1155 Long Island Ave., Edgewood, NY 11747, by calling 1-800-503-4611, or by emailing prospectus.cpdg@db.com;

•	J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Ave, Edgewood, NY 11717, Attention: Prospectus Department or by calling 1-866-803-9204.

•	UBS Securities LLC, Prospectus Department, 299 Park Avenue, New York, NY 10171, or by calling 1-888-827-6444, ext. 561-3884; or

•	Wells Fargo Securities, LLC, 550 South Tryon Street, 7th Floor, MAC D1086-070, Charlotte, NC 28202, by calling 1-800-326-5897, or by emailing cmclientsupport@wellsfargo.com.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

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Forward-Looking Statements

Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Holding Corporation

Dana is a world-leading supplier of driveline, sealing, and thermal-management technologies that improve the efficiency and performance of passenger, commercial, and off-highway vehicles with both conventional and alternative-energy powertrains. The company’s global network of engineering, manufacturing, and distribution facilities provides original-equipment and aftermarket customers with local product and service support. Based in Maumee, Ohio, Dana employs more than 23,000 people in 26 countries and reported 2012 sales of $7.2 billion. For more information, please visit www.dana.com.

Investor Contact

Craig Barber

419.887.5166

Media Contact

Jeff Cole

419.887.3535